Exhibit 99.1

Contact:                      Stephanie Amberg, Vice President of Public Relations
          813/282-1225

FOR IMMEDIATE RELEASE

PAUL AVERY, CHIEF OPERATING OFFICER OF OSI RESTAURANT
PARTNERS, LLC, ANNOUNCES RETIREMENT

Tampa, Florida (June 4, 2009) - Paul Avery, Chief Operating Officer, announced his retirement today after 20 years with OSI.

Mr. Avery assumed his current role as Chief Operating Officer in 2005 with direct responsibility for the Outback Steakhouse, Carrabba’s Italian Grill and Bonefish Grill brands. Prior to his promotion to Chief Operating Officer Mr. Avery served as President of the Outback Steakhouse brand.  He began his career with Outback Steakhouse as the managing partner of the Palm Harbor location in 1990, with promotions to regional director and Vice President of Operations.

In announcing his retirement Mr. Avery stated “This is one of the toughest decisions I have ever faced.  I have been contemplating retirement for some time, but did not feel it appropriate to retire when the company was challenged by this difficult economy. Although the economy remains challenging, OSI is now on a firm footing and I can devote my full time to my family.”

Bill Allen, CEO of OSI, stated, “It is impossible to overstate the contributions Paul has made to OSI or what he means to the people of OSI. It is a testament to his character that he delayed his retirement in order to continue to provide leadership through a tough economy. Paul has been a mentor to many people at OSI and he will always be part of the OSI family.”

Chris Sullivan and Bob Basham, founders of OSI, stated, “OSI simply would not have become the company it is without Paul. He is a natural leader and has been a leader not only for OSI but for the entire restaurant industry.  We have the utmost gratitude for all Paul has done for OSI and its people.”

OSI brands previously reporting to Mr. Avery will now report to Mr. Allen as the company evaluates its leadership structure.

END